Exhibit 10.17

Summary of Certain Compensation for
Directors of Park National Corporation

Annual Retainers and Meeting Fees
Annual Retainers Payable in Common Shares
Each director of Park National Corporation (“Park”) who is not an employee of Park or one of Park’s subsidiaries (a “non-employee director”) receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of common shares awarded under the 2017 Long-Term Incentive Plan for Non-Employee Directors. The number of common shares awarded as the annual retainer for the fiscal year ended December 31, 2019 (the “2019 fiscal year”) was 300 common shares. These common shares were delivered on the date of the regular meeting of the Park Board of Directors held October 28, 2019. The number of common shares to be awarded with respect to the fiscal year ended December 31, 2020 (the "2020 fiscal year") will be the same as that awarded for the 2019 fiscal year.
Each non-employee director of Park also serves on either the board of directors of The Park National Bank (“Park National Bank”) or the advisory board of directors of one of the divisions of Park National Bank, and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of: (a) 150 common shares for members of the board of directors of Park National Bank; and (b) 100 common shares for members of the advisory board of directors of a division of Park National Bank. These common shares were also delivered on October 28, 2019. The number of common shares to be awarded with respect to the 2020 fiscal year will be the same as that awarded for the 2019 fiscal year.
Cash Compensation
The following table sets forth the cash compensation paid by Park to Park’s non-employee directors for the 2019 fiscal year. Park's non-employee directors will receive the same cash compensation for the 2020 fiscal year.

Meeting Fees:
Each meeting of Board of Directors attended (1)	$1,200
Each meeting of Executive Committee attended	$900
Each meeting of Audit Committee attended	$900
Each meeting of each other Board Committee attended	$750
Annual Retainers: (2)
Annual Retainer for Committee Chairs:
Audit Committee	$10,000
Compensation Committee	$7,000
Nominating and Corporate Governance Committee	$7,000
Risk Committee	$7,000
Annual Retainer for Other Committee Members:
Executive Committee	$5,000
Audit Committee	$5,000
Compensation Committee	$3,500
Nominating and Corporate Governance Committee	$3,500
Risk Committee	$3,500
Lead Director Additional Annual Retainer	$15,000
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(1) If the date of a meeting of the full Park Board of Directors is changed from that provided for by resolution of the Park Board of Directors and a Park non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting.
(2) The annual retainers are paid on the date of the Annual Meeting of Shareholders held during the fiscal year. Only those individuals continuing to serve as non-employee directors immediately following the annual meeting of Park shareholders receive the annual retainers applicable to the positions they hold.
Each non-employee of Park also serves on either the board of directors of Park National Bank or the advisory board of directors of one of the divisions of Park National Bank and, in some cases, receives a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of Park National Bank or the advisory board of directors of the applicable division of Park National Bank (and committees of the respective boards).
In addition to the annual retainers and meeting fees discussed above, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
David L. Trautman, Matthew R. Miller and C. Daniel DeLawder receive no compensation for: (i) serving as a member of the Park Board of Directors; (ii) serving as a member of the board of directors of Park National Bank; or (iii) serving as a member of any committee of the respective boards of directors of Park and Park National Bank.